RONSON RELEASES ITS PRESIDENT'S REPORT AND STOCKHOLDER VOTE FROM ITS
                       2006 ANNUAL STOCKHOLDER'S MEETING


Somerset, N.J., November 16, 2006 - Ronson Corporation (NASDAQ Capital Market
RONC) (the "Company") held its Annual Stockholders' Meeting today.

PRESIDENT'S REPORT
------------------

At the meeting, the Company's President and Chief Executive Officer, Louis V. Aronson II, presented the following report:

Year 2005 and Nine Months of 2006
---------------------------------
2005
----
Last year the Company's fourth quarter was profitable, but it was not sufficient to offset a nonrecurring one-time loss in the third quarter of Ronson Aviation's sale of its charter business and Citation jet. Without the sizable nonrecurring loss of $(591,000), Ronson would have shown a profit for the year 2005.

2006
----
Ronson Corporation's sales in the nine months of 2006 increased by 15% over the nine months of 2005. Sales in the third quarter 2006 increased by 4% over 2005's third quarter. For the nine months of 2006, the Company reported net earnings of $154,000 as compared to a net loss in the nine months of 2005 of $(393,000), an improvement of $547,000. The Company's earnings from operations were $819,000 in the nine months of 2006, an improvement of $373,000 over 2005.

Financing
---------
On July 31, 2006, the Company completed new financing agreements totaling $3,945,000 with CIT Group/Commercial Services, Inc. ("CIT"). The proceeds from the CIT financing repaid and replaced the prior loan agreements with Bank of America and Canadian Imperial Bank of Commerce. The new financing included repayment of the mortgage of about $1,200,000 with Bank of America on the real estate of Ronson Consumer Products Corporation in Woodbridge, NJ.

On September 27, 2006, the Company completed new mortgage financing with North Fork Bank on Ronson Consumer Products Corporation's real estate in Woodbridge, NJ. The new mortgage loan is $2,200,000. The new financing with CIT and North Fork Bank significantly improved the Company's working capital. The new financing provided additional working capital of about $3,000,000. A substantial portion of the additional working capital is being used for the construction of the new RAI hangar and new developments at RCPC.

Ronson Consumer Products Corporation ("RCPC")
---------------------------------------------
Ronson Consumer Products Corporation, as well as Ronson Canada, continues to be large profit contributors to the Company.

As reported earlier this year, the China market has been opened by us. As a result, sales to China of Ronsonol and Ronson Multi-Fill butane fuel began in April of this year. At this time, we are in the embryonic stage of developing strategic plans in China. The new Ronson consumer products manufactured in China and Taiwan adhere to our engineering designs and high quality standards.

Launched during the beginning of 2006, the Ronson Jet Lite butane torch lighter has been a success. Its sales are substantial. The Jet Lite is in Wal-Mart's 2,800 USA "big box" stores and, more recently, in Wal-Mart stores in Canada. CVS, with over 5,100 stores, added the Jet Lite in 2006. Also, CVS now sells the Comet refillable butane lighter. Also, since July, Rite Aid, a national retail chain of over 3,350 stores, is selling the Jet Lite. Starting this year, Ace Hardware has the new Ronson Tech Torch and Aero Torch to sell from its Ace warehouses to its 4,800 nationwide franchise stores.

The new Ronson Stardust candle set combines the intimacy and charm of candlelight with the elegance of the finest table decorations. Ronson Stardust candles, fueled with Ronson Multi-Fill butane, cannot burn down, smoke or drip. The Stardust candle will burn for more than six hours on a single fueling and comes in six colors.

Being introduced later this month is the new Ronson Torchef for kitchen and home. The Torchef is perfect for creating exotic desserts and other cooking specialties at home or in a professional kitchen. The Torchef is easily fueled by Ronson's Multi-Fill butane. It has a powerful flame for quick results. Included in the Torchef package is a laminated color brochure with six recipes: creme brulee, hot wings, cheese artichoke dip, goat cheese bruschetta, lemon meringue tart and French onion soup. The brochure has many other cooking tips and techniques.

Ronson Aviation, Inc. ("RAI")
-----------------------------
The operations of Ronson Aviation, Inc. continue to be a major profit contributor to the Company. RAI's sales and profits are growing.

In May 2006, Ronson Aviation began construction on a new state-of-the art 19,200 square foot hangar/office complex. It consists of 17,500 sq. ft. of hangar space and 1,700 sq. ft. of shop/office space for flight and maintenance crews. The new hangar will add to and complement RAI's present hangar/office facilities. The height of the new hangar is designed to house a Gulfstream V business jet, among other aircraft. Ronson Aviation's new hangar is scheduled to be completed and ready for occupancy in March 2007.

Ronson Aviation is the major fixed-base operator ("FBO") at Trenton-Mercer airport and is convenient to the New York, New Jersey and Philadelphia metropolitan areas. Trenton-Mercer airport is growing as other metropolitan airports, such as Teterboro, Morristown and North Philadelphia, become more congested.

5% Common Stock Dividend
------------------------
Last February, the Company's Board of Directors declared a 5% common stock dividend on the Company's outstanding common stock. The 5% common stock dividend was paid on April 17, 2006. It is the fifth consecutive yearly 5% common stock dividend. The stock dividend increases the float of the Company's common stock.

Outlook
-------
* New consumer products supported by the Ronson brand name, and not related to tobacco, are now being introduced.
* Ronson Aviation's profits grow with its expanding facilities and growing demand for aviation services and fuel.
*     Short and long-term strategic plans are working.

The outlook is encouraging; however, we are mindful of adverse factors, whether they be increased costs associated with the fluctuating higher prices of oil used in certain Ronson products, or litigation costs related to a dissident shareholder that cause disruption and costly, time-consuming distractions.

SHAREHOLDER VOTE

At the Annual Meeting, the shareholders:

1. Elected management's slate of three directors. Each was elected with at least 98% of the votes cast at the Meeting. Ms. Barbara L. Collins and Messrs. Edward E. David, Jr., and Gerard J. Quinnan were elected for three year terms.

2. Ratified the appointment of Demetrius & Company, L.L.C., as independent auditors for the Company for the year 2006 with 99.8% of the votes cast.

Forward-Looking Statements

The President's Report contains forward-looking statements that anticipate results based on management's plans and expectations that are subject to uncertainty. The use of the words "expects", "plans", "anticipates" and other similar words in conjunction with discussions of future operations or financial performance identified these statements. Forward-looking statements are based on current expectations of future events. The Company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. If underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.

COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300